Exhibit 99.2

The table below specifies the date, amount and weighted average price per ADS and/or Series L Share purchased by Bill & Melinda Gates Foundation Trust (the “Trust”) during the period March 21 - 31, 2011.  The Trust undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of ADSs and Series L Shares purchased at each separate price.  All transactions were effected in the open market on the New York Stock Exchange, the Mexican Stock Exchange or through Electronic Communication Networks.

Date of Purchase	Number of ADSs/Series L Shares Purchased	Weighted Average Price Paid Per ADS/Series L Share (US $)	Range of Price Paid (US $)

3/21/2011	12,500	77.3727	77.14	-	77.50
3/22/2011	9,850	7.6886	7.6801	-	7.6968
3/22/2011	19,865	76.8449	76.69	-	77.00
3/23/2011	3,552	77.2780	76.8381	-	77.70
3/23/2011	50	7.7182
3/24/2011	7,324	79.1424	78.995	-	79.20
3/24/2011	19,450	7.9285	7.9109	-	7.9310
3/25/2011	20,727	79.0996	78.90	-	79.25
3/25/2011	250	7.8906	7.8892	-	7.8926
3/28/2011	14,050	7.8883	7.8708	-	7.8976
3/28/2011	20,500	79.0648	78.73	-	79.25
3/29/2011	15,882	77.9203	77.68	-	78.00
3/29/2011	11,250	7.8088	7.7942	-	7.8193
3/30/2011	12,500	77.7860	77.65	-	78.00
3/30/2011	5,550	7.7747	7.7738	-	7.7780
3/31/2011	19,881	77.2670	76.6950	-	77.6925
3/31/2011	17,168	77.7676	77.6950	-	77.80